EXHIBIT 99



CONTACTS:                           FOR IMMEDIATE RELEASE

Media                               Investors
Robert W. Stewart                   Michael S. Kraft
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   Teligent adds Hughes AIReach(TM) equipment to its broadband wireless roster

VIENNA, VA., April 14, 1999 - Teligent, an integrated communications company, today announced that Hughes Network Systems will become an additional equipment supplier for Teligent's local communications networks.

Hughes becomes a second supplier of point-to-multipoint microwave radios and electronics for Teligent, which is offering local, long distance, high-speed data and Internet access services over its digital SmartWave(TM) networks in 26 markets throughout the country. Teligent will continue its existing relationship with Nortel Networks, which acts as both an equipment supplier and Teligent's principal network integrator.

"We're delighted to welcome Hughes Network Systems to the Teligent family," said Teligent Chairman and Chief Executive Officer Alex J. Mandl. "In the past 18 months, we've built a strong platform for our local communications services with network equipment supplied by Nortel and now we will be adding new equipment from Hughes. Nortel will continue to be a key technology supplier and integrator, working with Teligent to incorporate equipment from Hughes into Teligent's facilities-based local networks." Teligent President and Chief Operating Officer Kirby G. "Buddy" Pickle said the new Hughes product "will give Teligent additional flexibility in our network deployment, enhance our radio capabilities and create more competition in the broadband wireless equipment marketplace." Pickle added: "That's good news for Teligent and for our customers, because, as we've said many times, competition drives down costs and enhances product performance."

Under the terms of the five-year agreement, Hughes will supply Teligent with its AIReach(TM) broadband, point-to-multipoint microwave radios and supporting electronics, to operate in Teligent's licensed spectrum band of 24 GHz. The value of the contract could reach $250 million.

Like Teligent's existing equipment, the Hughes radios and electronics will integrate voice and data traffic on an ATM (Asynchronous Transfer Mode) platform for transmission from Teligent's customers to its switching facilities. Hughes has designed the equipment to integrate access multiplexing into a single, unified networking solution and provide high spectrum efficiency by transporting information at speeds of 45 mbps into a 12.5 MHz radio frequency channel.

Teligent launched commercial communications services in its first 15 markets at the end of 1998, and has initiated service in 11 additional markets so far this year. The company expects to offer service in a total of 40 markets by year-end. Those 40 markets comprise more than 575 cities and towns with a combined population of more than 100 million.

With its SmartWave(TM) technology, Teligent delivers service by installing small antennas on the roofs of customer buildings. When a customer picks up a telephone, accesses the Internet or activates a videoconference, the signal travels over inside wiring to Teligent's indoor electronics cabinet and from there to the rooftop antenna. The antenna then relays the voice, data or video signals, which are carried over an ATM platform, to a Teligent base station antenna.

The base station gathers signals from a cluster of surrounding customer buildings, aggregates the signals and then routes them to a Teligent broadband switching center. At the switching center, Teligent uses ATM switches and data routers along with Nortel DMS switches to hand off the traffic to other networks
- the public circuit-switched voice network, the packet-switched Internet, and private data networks.

Integrating advanced point-to-multipoint and point-to-point microwave radio equipment with traditional broadband wireline technology, Teligent SmartWave(TM) networks offer customers the advantages of lower costs and greater flexibility.

Based in Vienna, Va., Teligent, Inc. (NASDAQ: TGNT) is a full-service, integrated communications company that is offering small and medium-sized business customers local, long distance, high-speed data and dedicated Internet services over its digital SmartWave(TM) local networks in 26 major markets. Eventually, Teligent will expand service to 74 major metropolitan areas throughout the United States. Teligent's offerings of regulated services are subject to tariff approval.

Headquartered in Germantown, Md., near Washington, DC, with international sales and support offices worldwide, Hughes Network Systems is a leading supplier of wireless, satellite and enterprise network solutions. HNS is a unit of Hughes Electronics Corporation. The earnings of Hughes Electronics are used to calculate the earnings per share attributable to GMH (NYSE symbol) common stock.

For more information, visit the Teligent website at: www.teligent.com

For additional information about Hughes Network Systems, visit their web site at: www.hns.com.

Teligent and SmartWave are trademarks of Teligent, Inc. AIReach is a trademark of Hughes Network Systems, a unit of Hughes Electronics Corporation.

Except for any historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties, including but not limited to economic, key employee, competitive, governmental, regulatory and technological factors affecting the company's growth, operations, markets, products, services, licenses and other factors discussed in the company's filings with the Securities and Exchange Commission. Actual results may vary materially due to these and other risks and uncertainties.